Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS

BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE

COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Exclusive Distributorship Agreement

This Distributorship Agreement ("Agreement) is made and entered into this 20 day of December 2021 (“Effective Date”) by and between Invitrx Therapeutics Inc. whose principal place of business is located at 20503 Crescent Bay Dr. Lake Forest, CA 92630 USA (hereinafter “Supplier”) and INSTINCT BROTHERS Co., Ltd. located at #1105 1-17-11 Higashi-Ikebukuro, Toshima-ku 1700013 Tokyo Japan (hereinafter "Purchaser") (each a "Party" and collectively the "Parties"), who agree as follows:

1. Sale of Products

1.1.	Purchase and Sale Products.

Subject to the terms of this agreement, Supplier grants the right to Purchaser to purchase the products as manufactured by Supplier set forth on Exhibit A attached hereto, with exclusive right to distribute the products in the country of Japan. In order to retain exclusive purchase rights to the Products for distribution in Japan, Purchaser must meet the Minimum Volume amounts set forth in Exhibit A. If the Minimum Volume purchase requirements are not met for any period set forth in Exhibit A, then this Agreement shall immediately and automatically become non-exclusive without further action by the Parties. Purchaser shall distribute the Products solely in Japan and shall not sell or distribute the Products to any sub-distributors, resellers, subcontractors or others that ship, sell or distribute the Products outside of Japan. During the term of this Agreement, Purchaser shall not purchase or distribute any other products that compete with or are similar to, the Products. [The exclusivity provisions of this Agreement only apply to sales by other distributors or resellers; Supplier retains the right to sell Products directly to its own customers in Japan.

1.2.	Purchase Orders.

1.2.1. Purchaser will order the Products by delivery of a purchase order. Purchase orders for the Products will be given by Purchaser to Supplier in writing.

1.2.2. Supplier will notify Purchaser within three (3) business days of receipt of written purchase order.

1.2.3. Each purchase order must be written on the Purchase Order Form provided by Supplier, which will specify the Product name (item #), quantity, delivery and destination address, and total price of the order.

1.2.4. If any of the required information in 1.2.3 is missing from a purchase order, the order will be considered incomplete, and as a result the ordered Products will not be delivered until all information is provided. Supplier will notify Purchaser, within one (1) business day of receipt of written purchase order of the missing information.

1.2.5. If Purchaser receives an order or inquiry from a prospective customer whose business or place of business is located outside of Japan, Purchaser shall refer that order or inquiry to Supplier within 5 business days from the receipt of such order or inquiry, and Purchaser shall not accept any such order or disclose its selling price in Japan unless otherwise agreed in writing by Supplier.

1.3.	Orders in Excess of Supplier's Capacity.

1.3.1. If Supplier is unable to deliver the Products in the requested time frame, Supplier will immediately notify Purchaser of its inability to timely deliver the Products. The Parties will work together in good faith to negotiate delivery schedules and Supplier will use reasonable commercial efforts to meet Purchaser's timelines given appropriate lead times.

2.	Specifications and Warranties

2.1.	Specifications.

Supplier agrees to manufacture the Products in accordance with the current specifications, formulas and quantities. Supplier will not substitute any raw materials for the agreed upon specifications without at least thirty (30) days prior written notice to Purchaser. A substitution includes but is not limited to an alteration in quantity, quality, version, formulation, or source. Said written notice must be provided to Purchaser prior to production or incorporation of the substitute raw material. Any alteration without said prior notice will permit in Purchaser being able to cancel any previously submitted purchase order where the Products have not yet been received by Purchaser. Supplier is responsible for product integrity. Supplier guarantees that prior to shipment, the Products will meet or exceed Purchaser's quality assurance standards, and that the Products delivered to Purchaser will meet the formal product days prior written notice to Purchaser.

2.2.	Warranties.

2.2.1. Supplier warrants that all products furnished under any purchase orders issued hereunder will be free from defects in materials, workmanship, and design and will conform to all applicable specifications, descriptions, samples, and drawings in Purchaser's purchase orders.

2.2.2. Supplier warrants that all Products materially conform to all applicable United States federal regulations.

2.2.3. Supplier warrants that it has the experience and ability in the fields of manufacturing of the products or in such other fields and related disciplines as may be necessary to perform all services with a high standard of quality and that all services will be performed in a workmanlike, professional manner and in accordance applicable standards in the industry.

2.2.4. Purchasers represents and warrants that (i) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not violate in any respect any provision of any applicable laws or any resolution, contract or other undertaking or instrument to which Purchaser is a party and ii) it will conduct its business related to this Agreement, including the advertising and sale of the Products in Japan, in compliance with all applicable laws, including, without limitation, all applicable anticorruption-related laws and laws related to advertising and marketing.

2.2.5. Purchaser agrees to obtain any required governmental approvals, registrations, licenses and permits for the import, marketing, sale and distribution of the Products in Japan.

2.2.6. Records. Purchasers represents and warrants that it will keep complete and accurate records of all transactions and expenses related to the sale of the Products, which must set forth in reasonable detail the true purpose of each transaction.

2.2.7. Sales reports. Purchaser shall provide monthly sales reports to Supplier within thirty days after the end of each calendar month. In such sales reports Purchaser shall disclose its customers' information, including its registered trade name, principal place of business, amount of contribution to the Purchaser's sales revenue and other relevant information.

3.	Manufacture and Delivery of Products

3.1. Supplier will use all reasonable efforts to manufacture and maintain sufficient stocks of the Products to fulfill its obligations under this Agreement.

3.2. Delivery.

3.2.1. Purchase orders will state the dates for delivery of the Products.

3.2.2. If at any time Supplier has reason to believe that delivery of the products will not be completed by the date specified, Supplier will immediately notify Purchaser of the cause and duration of the anticipated delay.

3.2.3. All purchases hereunder shall be sent ex works from Irvine, CA or any other location designated by Supplier. Supplier will select the delivery company. Purchaser shall bear risk of loss once the Products have been delivered to the delivery company.

3.2.4. Purchaser shall pay for shipping, handling and insurance. Purchaser shall also be solely liable for all taxes, import or customs fees or tariffs on the Products.

3.2.5. Purchaser is solely responsible for clearing customs in Japan and confirming whether the Products can be imported, sold, distributed and used in Japan, and whether the Products as formulated in compliance with the Supplier specifications conform with all applicable laws, rules, ordinances and regulations in Japan, including any applicable regional or local law, rules, ordinances and regulations.

3.3. Acceptance and Rejection of Products.

Purchaser shall promptly conduct a visual inspection of all Products upon receipt thereof and inform

Supplier of any defects or visible damage to the Products, packaging or labeling or differences between the applicable invoice and the type of amount of Products received. Failure to so notify Supplier in writing within such 24-hour period (and provide photos of any such visible damage) shall be deemed acceptance of such Products by Purchaser. If any Products do not materially conform to the written specification of Supplier (and such non-conformity could not have been discovered upon the visual inspection required herein), then (i) Purchaser shall notify Supplier promptly upon discovery of such non-conformity and provide relevant details, and ii) if Supplier accepts the claims set forth therein, then Supplier shall replace or refund any and all Products. Any replacement costs, including replacement Product and transportation costs, shall be borne by the Supplier. If Supplier disputes any such non-conformance notice, then the Parties shall work mutually to resolve such differences for a period of thirty days prior to initiating any litigation. No Products may be returned for any reason more than [***] days after receipt by Purchaser.

3.4. Risk of Loss.

Risk of loss and responsibility for the Products passes to the Purchaser after the Products are delivered to the delivery company/carrier. Al orders "picked-up" at Supplier's location by Purchaser are considered delivered upon receipt of the product by Purchaser from a Supplier's representative.

3.5. Resellers.

Purchaser shall not use any resellers or sub-distributors without the written consent of Supplier with respect to any and each proposed sub-distributor or reseller. Purchaser is solely responsible for the actions of any such resellers or sub-distributors.

4.	Pricing and Payment Terms

4.1. Standard Base Price.

4.1.1. The Parties expressly acknowledge that pricing terms, including, but not limited to, per unit and volume pricing and reporting, have been determined and mutually agreed to by the Parties and made part of this Agreement in Schedule "A".

4.1.2. In the event that Supplier offers new products not listed in Schedule "A", Supplier shall notify Purchaser of the new product and shall in good faith offer competitive pricing to Purchaser for the purchase of that product.

4.2. Purchase Order Processing and Payment Terms.

4.2.1. Purchaser's clients will order Supplier's Products through Purchaser. If Supplier receives a call, written communication or purchase order from one of Purchaser's clients, Supplier shall direct the Purchaser's client to Purchaser for order processing.

4.2.2. Purchaser shall complete Supplier's approved purchase order forms and electronically submit the order to Supplier. Purchaser shall be responsible for all credit card and finance charges for all purchase orders placed through Purchaser by Purchaser's clients.

4.2.3. Payment terms will be 100% of the Net Purchase Order amount upfront prior to shipment. The Net Purchase Order shall be defined as the purchase order total amount less the agreed upon commission (if any) designated on Schedule "B", incorporated herein by this reference.

4.2.4. Prior to the shipping or pick-up of the order, Purchaser shall pay for the Net Purchase Order amount; otherwise, the purchase order will be cancelled.

4.2.5. Notwithstanding the above, if Purchaser cancels a purchase order after payment is made for reasons other than breach by Supplier, Purchaser will be obligated to pay Supplier's actual cost associated with the purchase and storage of the Products. Cancellation fees do not apply to purchase orders that can be rescheduled within 15 days.

5.	Force Majeure

5.1. Except for payment for Products in accordance with Section 4.2, neither Party will be liable for failure to perform any of its obligations under this Agreement during any period in which such Party cannot perform due to matters beyond their control, including, but not limited to, strike, fire, flood, or other natural disaster, war, embargo, or riot provided that the Party so delayed immediately notifies the other Party of such delay.

5.2. If Supplier's performance is delayed for these reasons for a cumulative period of twenty (20) days or more, Purchaser may terminate this Agreement and/or any purchase orders) hereunder by giving Supplier written notice, which termination will become effective upon receipt of such notice. If Purchaser terminates, its sole liability of the Parties under this Agreement or any purchase orders issued hereunder will be to pay any balance due for conforming Products:

5.2.1. delivered by Supplier before receipt of Purchaser's termination notice; and

5.2.2. ordered by Purchaser for delivery and delivered within fifteen (15) days after receipt of Purchaser's termination notice.

5.3. If a Purchaser's client suffers the same matters as listed in Section 5.1 and is unable to accept delivery as a result thereof, its obligation to purchasing ordered Products is relieved until such time as the Purchaser's client can accept the order. Supplier and Purchaser shall work together to find another client to purchase the Product and redirect the Product order. Parties agree to refund any unshipped ordered Product costs to Purchaser's client within ten (10) business days of Purchaser's Client's notice of such matters.

6.	Duration and Termination

6.1. Term and Extension.

6.1.1. At the end of each calendar year, the Product prices will be increased by [***]%; provided, that, Supplier may further increase the prices for any Products from time to time upon at least ninety (90) days prior written notice to Purchaser if the cost to Supplier of manufacturing or supplying the Products increases.

6.1.2. The Term of this exclusive agreement is for period ending on December 31, 2041.

6.1.3. The Term may be extended by written acknowledgement of both Parties. The duration of this extension cannot exceed three (3) years. Subsequent three (3) year extensions may be agreed upon in writing by both Parties.

6.2. Breach and Right to Terminate.

6.2.1. Either Party may terminate this Agreement by giving written notice to the other Party if:

a. The other Party commits a breach of this Agreement and the breaching Party fails to remedy said breach within thirty (30) days after receipt of a written notice by the non-breaching Party giving full detail of the breach and requiring said breach to be remedied; or

b. The other Party commits a breach incapable of remedy; or

c. The other Party is in liquidation or is insolvent; or

d. The other Party has ceased or threatens to cease to carry on business; or

e. The notifying Party reasonably apprehends that any of the events mentioned above are about to occur in relation to the other Party and the notifying Party gives such notice to the other Party accordingly. However, this apprehension must be based on defensible facts.

6.2.2. If Supplier provides products that are found to be either materially nonconforming or materially fails to comply with any warranty in three (3) consecutive orders or within three (3) orders received within a sixty (60) day period, despite Supplier's efforts to cure any defects, such failures are deemed a breach incapable of remedy.

6.2.3. A breach is capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (if time of performance is not of the essence).

6.2.4. A waiver by either Party of a breach of any provision of this Agreement is not considered a waiver of a subsequent breach of the same or another provision.

7.	Nature of Agreement

7.1. Independent Contractor.

Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties hereto or be deemed to constitute Purchaser as agent, representative or employee of Suppler for any purpose whatsoever. The relationship between the parties is that of independent contractors.

7.2. Assignment.

Except as provided, the Parties agree that their rights and obligations under this Agreement may not be transferred or assigned, by contract, operation of law or otherwise, to a third party without prior written consent of the other Party.

7.3. Confidentiality.

7.3.1. Unless required by law, and except to assert its rights under this Agreement or for disclosures to its own employees, attorneys, financial advisors on a "need to know" basis, both Parties agree not to disclose the terms of this Agreement or matters relating thereto without the prior written consent of the other Party, which consent will not be unreasonably withheld.

7.3.2. The terms of this section will survive the termination of this Agreement for three (3) years.

7.4. Entire Agreement.

This Agreement contains the entire Agreement between the Parties with respect to its subject matter, supersedes all previous understandings between the Parties, and may not be modified except by an instrument in writing signed by the duly authorized representatives of the Parties.

7.5. Severability.

If any term of this Agreement is held by any court of law to be unenforceable in whole or in part, the other provisions of this Agreement and the remainder of the affected provision shall remain in full force and effect.

7.6. Governing Law.

This Agreement will be governed by and must be construed in accordance with the laws of the State of California. All actions and proceedings arising in connection with this Agreement must be tried and litigated exclusively in the State and Federal courts located in Orange County, State of California, which courts have personal jurisdiction and venue over each of the Parties to this Agreement for the purpose of adjudicating al matters arising out of or related to this Agreement.

7.7. Notices.

All notices, demands or other communications required or permitted to be given to a Party to this Agreement shall be in writing and shall be personally delivered with signed receipt, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight courier service that provides written confirmation of delivery, to such Party at the following respective address:

7.7.1. Supplier: 20503 Crescent Bay Drive Lake Forest, CA92630

7.7.2. Purchaser: #1105 1-17-11 Higashi-Ikebukuro, Toshima-ku 1700013 Tokyo Japan

7.8. Non-Solicitation.

The Supplier and Purchaser agree not to employ or engage the services of any employee or agent the of the other during the term of this Agreement, and for three (3) years from the termination date or nonrenewal nor to employ anyone who has left the other's employment or has ceased being its agent within six months of the date the ex-employee or agent ceased such employment or service.

7.9. Indemnification; Limitation of Liability.

7.9.1. Supplier shall indemnify and hold harmless the Purchaser from and against all liability, loss, damage, costs, and expenses including reasonable attorney fees and costs resulting from any third-party causes of action, suits, claims, and/or judgments, resulting from any injury, damage to property or person arising out of or resulting from (i) defects in the manufacture of the Products or failure of the Products to materially comply with the specifications of the Products by the Supplier or (ii) a material breach by Supplier of the representations and warranties in this Agreement. The provisions of this Section shall survive any termination or expiration of this Agreement for a period of three (3) years.

7.9.2. The Purchaser also, hereby agrees to indemnify and hold Supplier harmless from any and all claims, causes of action, suite, debts, losses, costs or expenses, judgements, liabilities and demand relating to or arising from (i) Purchaser's negligent acts or omissions or willful misconduct in the use, import, marketing, promotion, advertising, distribution and sale of the Products, including but not limited to Purchaser's promotional or advertising materials for the Products; (ii) any statements, claims, representations or warranties made by Purchaser relating to the Products, other than as authorized or made by Supplier in writing, including but not limited to those made in Supplier's technical and sales literature and materials; (ili) any breach by Purchaser of its obligations under this Agreement; and (iv) any modification to the Products not made by Supplier, or (vi) any use of the Products not authorized or certified by Supplier or by Supplier's technical and sales literature and materials.

7.9.3. Notwithstanding the above, subject to the applicable law and except as expressly stated in the Agreement, neither Party (nor their respective shareholders, officers, employees or agents) shall be liable or responsible for any exemplary, punitive, special, indirect, or incidental damages of any kind whether based on contract, tort (including negligence), strict liability, or any other theory or form of action even if a Party has been advised of the possibility thereof. Except as expressly set forth in Section 13.1, neither Party shall not be responsible for any damages, claims or losses which the other Party or any third parties may suffer, whether directly or indirectly, in connection with or arising out of the other Party's actions or inactions regarding the Product. PURCHASER AGREES THAT SUPPLIER'S TOTAL AGGREGATE LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNTS PAID BY PURCHASER TO SUPPLIER WITHIN THE PRIOR TWELVE (12) MONTHS.

7.9.4. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY WRITTEN WARRANTY PROVIDED BY SUPPLIER, SUPPLIER MAKES NO WARRANTIES, EITHER EXPRESSED OR IMPLIED, WITH REGARD TO THE PRODUCTS OR THE SUPPLIER'S TRADEMARKS, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

7.9.5. No Liability for Services. Supplier is providing the Products as set forth in this Agreement. Under no circumstances shall Supplier have any liability, including under the indemnification provisions of this Agreement, for any claims, suits, liabilities, lawsuits, damages, costs or fees related to or arising out of claims of negligence of any medical providers or service providers related to the use, injection or implantation the Products or related procedures.

7.10. Non-Compete.

During the Term of this Agreement and three (3) years after termination or non-renewal of this Agreement, Purchaser and its officers, directors, shareholders and affiliates are not allowed to engage, directly or indirectly, in the Production of the same Products or any products substantially similar to the Products. This section will stay in affect for three (3) years after termination of this Agreement. The term, "Production" shall be defined as manufacturing of the same or similar product manufactured by Supplier. This paragraph does not mean that the Purchaser can no longer do business as a purchaser with another company similar to Supplier.

7.11. Offer Period.

This Agreement must be executed within 30 days from the date that it is offered to the Purchaser. If this Agreement is not signed within 30 days, this Agreement will be voided.

8.	Intellectual Property

8.1. "Intellectual Property" means registered (i) patents, divisional patents, patent continuations in whole and in part, supplementary protection certificates, and (ii) designs, trademarks, domain names, service marks, logos, trade names, copyright, utility models, data, and rights in know-how.

8.2. Supplier shall retain exclusive ownership and control over all Intellectual Property related to the Products, including all copyrights, patents and trade secrets and all trade names, trademarks and service marks used or promoted by the Supplier respect to the Products are the sole and exclusive property of the Supplier. Any improvements, modifications or derivatives of the Products shall be the sole property of Supplier.

8.3. For the term of this Agreement, Supplier hereby grants to the Purchaser an non-exclusive, royalty-free license to use any and all trademarks, logos and other markings owned, licensed to or used by the Supplier in Japan for the sole purpose to promote, sale and distribute the Products in Japan in accordance with the terms of this Agreement and in accordance with all applicable laws.

8.4. Except as otherwise agreed herein, neither Party has the right to use the other's name or trademarks in any publications other than those mutually agreed to in writing.

8.5. Purchaser shall assist Supplier, at Supplier's expense, with respect to any patent, trademark or similar filings necessary in Japan. Purchaser shall not, without the express written consent of Supplier, register or file for any such patent or trademark protections in the name of Purchaser.

8.6. Purchaser shall use reasonable efforts to inform Supplier of any potential, threatened, alleged or actual infringement of any of Supplier's Intellectual Property rights which has come to Purchaser's attention and shall, at Supplier's expense, provide reasonable assistance and information required by Supplier in connection with such infringements.

IN WITNESS WHEREOF, the Parties have caused this Agreement document to be executed by their duly authorized representatives on the day and date set forth above.

Supplier	Purchaser
Invitry Therapeutics, Inc.	INSTINCT BROTHERS Co.,Ltd.
By Habib Torfi, CEO	BY TOMOKI NAGANO

Signature:	Signature:	/s/ Tomoki Nagano

Exhibit A

"Products" means: Invitrx Stem Cell Conditioned Media (PEM)

"Minimum Volume" of purchase by Purchaser means:

1. 100 liters per month for remaining portion of calendar year 2021.

2. To maintain the exclusivity, the quantity purchased per calendar year will have a [***]% increase in total volume purchased every year from 2022 on. Breakdown, please see below:

Year	MOQ (Liter)	Year	MOQ (Liter)	Year	MOQ (Liter)
2022	[***]	2029	[***]	2036	[***]
2023	[***]	2030	[***]	2037	[***]
2024	[***]	2031	[***]	2038	[***]
2025	[***]	2032	[***]	2039	[***]
2026	[***]	2033	[***]	2040	[***]
2027	[***]	2034	[***]	2041	[***]
2028	[***]	2035	[***]	--	--